EXHIBIT 99.1
Company Contact:
Stephen A. Heit
800 524-2720, ext. 183
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports First Quarter 2016 Results

East Rutherford, N.J., April 14, 2016/PRNewswire/--CCA Industries, Inc. (NYSE MKT: CAW), announced its first quarter results for the period ended February 29, 2016. Specific results can be found on the chart below.

Net income increased to $203,369 in the first quarter of fiscal 2016 from $57,608 in the prior year first quarter despite lower net sales. Lance Funston, Chief Executive Officer, commented, “Our first quarter results show that the efforts to reduce the Company’s overhead are taking effect. I am pleased to note that selling, general and administrative expenses in the first quarter of fiscal 2016 decreased almost 33% as compared to the first quarter of fiscal 2015. Management is continuing to explore how to make our operations more efficient in order to reduce costs further. At the same time, we are investing in our performing brands with new advertising as part of our efforts to increase shareholder value.”
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, and “Solar Sense” sun protection products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

	Three Months Ended
	February 29, 2016	February 28, 2015

Revenues	$ 4,684,444	$ 6,957,516

Income from Continuing Operations	$ 208,940	$ 57,608
(Loss) on Discontinued Operations	$ (5,571)	0
Net Income	$ 203,369	$ 57,608

Earnings per Share:
Basic
Continuing Operations	$ 0.03	$ 0.01
Discontinued Operations	0	0
Earnings	$ 0.03	$ 0.01

Weighted Average Shares Outstanding:
Basic	7,006,684	7,006,684
Diluted	7,047,765	7,155,242